UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2015

Mobivity Holdings Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-53851	26-3439095
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

58 West Buffalo Road, Suite 200
Chandler, AZ 85225
 (Address of principal executive offices) (zip code)

(866) 622-4261
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 16, 2015, the board of directors of Mobivity Holdings Corp. (the “Company”) appointed Christopher Meinerz to serve as Chief Financial Officer of the Company.  In connection with the appointment, the Company entered into an employment agreement dated February 16, 2015 with Mr. Meinerz.

Pursuant to his employment agreement, the Company has agreed to pay Mr. Meinerz an annual base salary of $190,000, subject to annual review by the board.  Mr. Meinerz will be eligible for annual performance bonuses of up to 25% of his base salary for meeting key performance requirements, quotas, and assigned objectives determined annually by the board.  Also pursuant to his employment agreement with the Company, Mr. Meinerz is eligible to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company.  Mr. Meinerz’s employment agreement contains standard provisions concerning noncompetition, nondisclosure and indemnification.

Pursuant to Mr. Meinerz’s employment agreement, the Company has granted Mr. Meinerz an option to purchase 300,000 shares of Company common stock, over a five year period from the date of grant, at an exercise price of $1.30 per share, representing the closing price of the Company’s common stock on February 16, 2015.  The options will vest and first become exercisable at the rate of 1/48th per month over a 48 month period commencing on the date of grant.  Mr. Meinerz’s options shall otherwise be on terms and conditions contained in the Company’s current equity incentive plan.

In the event Mr. Meinerz’s employment with the Company is terminated by the Company without cause, the Company shall pay Mr. Meinerz, in addition to all other amounts then due and payable, six (6) additional monthly installments of his base salary.

Mr. Meinerz’s employment agreement is filed as Exhibit 10.1 to this Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 16, 2015, the board of directors of the Company appointed Christopher Meinerz to serve as Chief Financial Officer of the Company.  The board of directors of the Company also approved the employment agreement between the Company and Mr. Meinerz, which is described in Item 1.01 above.  The employment agreement is filed as Exhibit 10.1 to this Form 8-K.

Prior to joining the Company, Mr. Meinerz served as Director, Chief Financial Officer, Chief Compliance Officer, Secretary and Treasurer of Spindle, Inc., a mobile marketing and payment processing company based in Scottsdale, Arizona, from April 2014 to February 2015.  Mr. Meinerz will maintain his Director position with Spindle, Inc going forward.  Prior to his role with Spindle, Inc., Mr. Meinerz served as Chief Financial Officer and Chief Compliance Officer at Next Generation Insurance Group (“NGI”), a national specialty insurance marketing firm located in Phoenix, Arizona, from October 2011 to April 2014.  Before his tenure at NGI, Mr. Meinerz was Executive Vice President of Finance and Treasury for DDi Corp., an Anaheim, California-based provider of circuit board engineering and manufacturing services, from March 2010 to October 2011.  In addition, Mr. Meinerz served as global Vice President of Finance for eTelecare of Scottsdale, Arizona, from January 2006 to December 2009, where he successfully helped launch that company’s initial public offering in 2007.  Mr. Meinerz is a graduate of the University of Wisconsin with degrees in accounting and finance and is a Certified Public Accountant.  He began his career in public accounting with BDO Seidman in Chicago, Illinois, and Grant Thornton in Madison, Wisconsin.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description	Method of Filing

10.1	Employment Agreement dated February 16, 2015 between Registrant and Christopher Meinerz	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBIVITY CORP.
February 20, 2015	By:	/s/ Dennis Becker
Dennis Becker, Chief Executive Officer